# Diamond Discoveries Appoints Antonio (Tony) Sciacca to Board of Directors

*Diamond Discoveries appoints new director to board.*

New York, NY (PRWeb) March 13, 2007 -- Diamond Discoveries International Corp.,(OTCBB:DMDD) is pleased to announce the appointment of Antonio Sciacca to the Company's Board of Directors. Since 1995, Mr. Sciacca, 49, has been the Director of Programs/Operations for North American Controls Inc (NAC), a manufacturing company with facilities for the U.S. defense industry. Mr. Sciacca currently sits on the board of Immaculate Conception schools in Warren, Michigan.

Mr. Sciacca stated, "I have been a shareholder of the company since 2002 and am honored in assisting Diamond Discoveries, as a director, to focus on its business plan of obtaining a land position of mineral properties and going from grassroots to an economic diamond deposit. I believe that we are on the way to achieving that goal in the Timiskaming region with our partner Tres-or Resources."

About Diamond Discoveries International Corp.
Diamond Discoveries International Corp. (OTC BB:DMDD.OB) is a U.S. exploration company with executive offices in New York, NY, and Toronto, Ontario. Since inception, the company has focused on diamond exploration in the province of Quebec through its wholly owned subsidiary Diamond Discoveries (Canada) Inc.

For more information, please visit us at www.diamonddiscoveries.com.

About Tres-Or Resources Ltd.
Tres-Or Resources Ltd. (TSX Venture: TRS) is a Canadian resource exploration company focused on the exploration of diamond and precious/base metal properties in Canada. The properties which the company owns or which it is currently evaluating for acquisition are located in the traditional mining areas of northeastern Ontario and northwestern Quebec. Tres-Or recently announced the discovery of the largest diamond-bearing kimberlite in Ontario, the Lapointe Kimberlite Pipe. Tres-Or's Quebec projects host 3 kimberlite pipes and 2 kimberlite bodies discovered by drilling. All the Tres-Or projects in the Temagami and Timiskaming regions of Ontario and Quebec have excellent infrastructure to support exploration and development. Roads, power and a qualified workforce are all in close proximity. Tres-Or has signed a historic Diamond Exploration Agreement with the Timiskaming First Nation on traditional territorial lands in Ontario and Quebec. Additional information related to the Company is available at www.tres-or.com.

Safe Harbor Act Disclaimer Notice
"Safe Harbor" statement under the private securities litigation reform act of 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses, the risk of obtaining financing, recruiting and retaining qualified personnel, and other risks described in the Company's Securities and Exchange Commission filings. The forward looking statements in this press release speak only as of the date hereof, and the Company disclaims any obligation to provide updates, revisions or amendments to any forward looking statement to reflect changes in the Company's expectations or future events.

Contact Information:
Diamond Discoveries International Corp.

Edward C. Williams CPA
Director
Edward @ diamonddiscoveries.com

Diamond Discoveries International Corp.
Dominic Spedaliere LL.B.
416-671-6546
dominic @ diamonddiscoveries.com

Diamond Discoveries International Corp.
120 Jevlan Drive,Suite 1
Woodbridge,Ontario, L4L-8G3

###

**Contact Information**

**Dominic Spedaliere**
Diamond Discoveries International Corp.
http://www.diamonddiscoveries.com
1-416-671-6546

**Online Web 2.0 Version**

You can read the online version of this press release here.